Exhibit 10.1

FIFTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Fifth Amendment to Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into as of January 23, 2007, by and between COMERICA BANK (“Bank”) and WJ COMMUNICATIONS, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of September 23, 2003, as amended from time to time including by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of June 13, 2005, that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of July 12, 2005, that certain Third Amendment to Amended and Restated Loan and Security Agreement dated as of September 28, 2005, that certain Fourth Amendment to Amended and Restated Loan and Security Agreement dated as of December 27, 2005 and that certain bi-lateral extension letter dated as of December 31, 2006 (the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.             The following defined terms in Section 1.1 of the Agreement hereby are added, amended or restated as follows:

“Consolidated Net Income (or Deficit)” means the consolidated net income (or deficit) of any Person and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.

“Consolidated Total Interest Expense” means with respect to any Person for any period, the aggregate amount of interest required to be paid or accrued by a Person and its Subsidiaries during such period on all Indebtedness of such Person and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any capitalized lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

“EBITDA” means with respect to any fiscal period an amount equal to the sum of (a) Consolidated Net Income of the Borrower and its Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of the Borrower’s Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) non-cash expense associated with granting stock options, and minus, to the extent added in computing Consolidated Net Income, and without duplication, all extraordinary and non-recurring revenue and gains (including income tax benefits) for such period, all as determined in accordance with GAAP

“Revolving Maturity Date” means June 30, 2008.

2.             Section 2.1.1(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Prime Rate Advances.  Each Prime Rate Advance shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000). The outstanding principal balance of each Prime Rate Advance shall bear interest until principal is due (computed daily on the basis of a 360 day year and actual days elapsed), at a floating rate per annum equal to one quarter of one percent (0.25%) below the Prime Rate. Borrower shall pay the entire outstanding principal amount of each Prime Rate Advance on the Revolving Maturity Date.”

3.             Section 6.3(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

(d) within ninety (90) days after the end of Borrower’s fiscal year, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any material Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s intellectual property, including but not limited to any subsequent ownership right of Borrower in or to any material Trademark, Patent or Copyright not specified in Exhibits A, B, and C of the Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement

4.             Section 6.7 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Tangible Net Worth.  Borrower shall maintain a Tangible Net Worth of Not Less than Twelve Million Dollars ($12,000,000) plus an amount equal to fifty percent (50%) of Borrower’s net income for each fiscal quarter, calculated in accordance with GAAP, plus an amount equal to seventy-five percent (75%) of the proceeds received after December 22, 2005 from the sale or issuance by Borrower of its equity securities or Subordinated Debt.”

5.             Section 6.8 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Domestic Cash Balance.  At all times prior to Borrower achieving two consecutive quarters of positive EBITDA, the aggregate balance of Borrower’s unrestricted cash and cash equivalents located in the United States minus the aggregate balance of all Indebtedness (including without limitation any issued and drawn Letters of Credit and other Contingent Obligations) owing from Borrower to Bank, shall be at least Twelve Million Dollars ($12,000,000) at all times.”

6.             Exhibit C to the Agreement is hereby replaced with Exhibit C attached hereto.

7.             Bank hereby waives Borrower’s failure to deliver its quarterly compliance certificate in accordance with Section 6.3 of the Agreement for the fiscal quarter ending September 30, 2006.

8.             No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

9.             Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

10.           Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

11.           As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)           this Amendment, duly executed by Borrower;

(b)           a Certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(c)           all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts; and

(d)           such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

12.           This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

WJ COMMUNICATIONS, INC.

By: /s/ R. Gregory Miller

Title: Chief Financial Officer

COMERICA BANK

By: /s/ Guy Simpson

Title: Vice President